Exhibit 99.2

Powerfleet Q3 2023 Conference Call Script

Thursday, November 9, 2023 at 8:30 a.m. Eastern time

Steve Towe – CEO

Good morning, everyone, and thank you for being here today.

In today’s call, I will share an update on our Q3 performance, as well as spending some time reviewing progress on the strategic pillars of the business.

Turning first to our Q3 performance, we are delighted to report a strong set of Q3 financial results. Our commitment to evolve into a high-quality SaaS business, required us to take brave decisions to manage existing revenues in ways where our success would become clearer in quarters rather than months. In essence, we have been executing a private equity style transformative playbook in the public market.

Central to this strategy, is building a pipeline of strategic product sales that pulls through sticky high margin SaaS revenue, while shedding non-core and non-profitable product business. We have been clear that executing this transition would result in revenues coming down through early to mid-2023 before reaching an inflection point where higher product revenue would begin flowing through the P&L in second half 2023.

I’m pleased to report this inflection point is now evident in our numbers. Our Q3 total revenue performance was our best result in four quarters. Total revenue increased by 7% sequentially, Q3 product revenue increased quarter over quarter by an impressive 19% at a much-improved gross margin. At the same time our service revenue increased by 11% on a constant currency basis year over year.

Looking at adjusted EBTIDA we made a commitment that we would take the necessary steps to absorb the cost and cash burn of our investment in engineering talent following our Q1 Movingdots acquisition. Clear success here is evident in our Q3 numbers with sequential adjusted EBITDA increasing threefold to $2 million.

David will dive into more details on our financial performance shortly.

I view the quarterly earnings cycle as an opportunity to provide an overview of strategic and operational changes in the business and as a regular opportunity for our stakeholders to evaluate whether we are achieving the objectives we set for the revised business strategy, following my appointment in January 2022.

The overriding reason I took the helm at Powerfleet was a conviction that it provided a starting foundation to build a word class business and ultimately create a highly valued and appreciated SaaS asset in the industry.

To realize this vision, it was essential to execute a substantial transformation plan at pace. To succeed, we took aggressive and decisive actions designed to enable Powerfleet to have a credible shot at being at the forefront of the data led SaaS revolution of the industry in the years to come. This remains a bold and ambitious mission for Powerfleet, our investors, and now our partners from MiX Telematics.

Trust is a key currency in successfully navigating this kind of transition and is built by following through on your commitments. A common mantra for those of you who have joined me on this journey, is the commitment of the Powerfleet team to “say what we do and do what we say.”

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To demonstrate that these words have substance, I’ll now share proof points from the revolutionary change program focusing on the three major areas we knew we would need to significantly transform in the first two years of my tenure: First Scale; second Technology; and third the shape and health of our P&L and Balance Sheet.

Looking at scale, we are not here to be an “also ran” in this industry, we’re here to secure a place at the very top table. I’m convinced that there will be four or five consolidated global players that will dominate the space over time, and we very much intend to be one of them.

To get there, we need the depth of resources to invest at the level the market demands; and have breadth of data led solution capability to feed, refine and evolve best-in-class AI engines, earning the right to be a mission critical provider, in an integrated fashion, for an energized customer base.

With the announcement of the MiX combination, both organizations have taken a massive step towards securing the necessary scale. Anticipated achievements of the transaction to support the combined strategy include:

●	Annual revenue increasing from ~$135M to ~$280M.

●	Adjusted EBITDA increasing from $7M to $39M.

●	The number of subscribers on our platforms increasing from 700K to 1.8 million.

●	The engineering team growing from 90 to over 230 colleagues.

●	Enterprise customers growing from 3,500 to more than 7,500.

Now onto Technology, where the Unity AI and data platform strategy has been validated by customers and industry analysts alike. It was also pivotal to MiX’s decision to combine forces with Powerfleet. Joss and his team have produced a successful and incredibly well-run business that’s been steeped in the industry for over 25-years. The fact they believe wholeheartedly that the Unity vision is the right one to take a leading position in our fast-evolving industry, is a compelling validation for the unique Unity data highway and integrated ecosystem.

Another proud achievement this year remains the Q1 acquisition of Movingdots, which secured some unique IP in the Insurance space, alongside a sizable team of data scientists and AI experts with deep domain knowledge. We believe that the combined engineering teams and datasets of Powerfleet and MiX will provide the strategic pillars for us to be a technological and market leader in the rapidly emerging Artificial Intelligence of things, or AIOT, space, driven through the Unity platform.

Now onto the Evolution of our P&L and Balance Sheet

I shared at the start of this call our progress against our strategy to evolve the P&L to successfully build a pipeline of strategic product sales that pulls through sticky high margin SaaS revenue, while shedding non-core and non-profitable product business, and that we have reached the inflection point in our strong Q3 performance. I’d like to add some more color on the strategic evolution of our P&L and Balance Sheet.

Looking at the geographic distribution of revenue, we have been very clear that we would directly address the mindshare and hidden cost drag of our subscale businesses in Brazil, Argentina and South Africa. At a single stroke, our announced combination with MiX enables us to retain and scale these books of business, particularly in South Africa, which will combine with MiX’s powerful local operation, and Brazil where we reach critical mass on a combined basis.

With regards to the balance sheet, the MiX combination provides an elegant and shareholder friendly pathway to meet our commitment to address the challenging Abry preferred instrument.

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Based on any measure these are major accomplishments across all three areas and this is a testament to the ability of the team to deliver compelling results against ambitious targets.

As I approach my two-year anniversary, I’m proud to say that the prospects and the strategic potential of the business are transformed. The right chess pieces are now in the place for the next phase of our journey; a phase that is centered on realizing significant enterprise value for our shareholders.

Ahead of sharing insights and thoughts on this, I’ll ask David to walk you through our third quarter results in detail. David?

David Wilson – CFO

Thanks, Steve, and good morning, everyone.

Continuing the spirit of transparency and accountability, I’ll firstly provide an update on the key strategic priorities that I called out on our prior call before providing additional insight on the numbers.

Strategic priority number one is to accelerate our business transformation while living within the limits of our current balance sheet. Our October 10th MiX merger announcement is a game changer while the realized results from our cut to cover activities for Movingdots, with adjusted EBITDA trebling sequentially, demonstrates a team that can execute decisively and at pace.

While these initiatives are major wins they naturally created some headwind in our short-term financial results with $1.4 million in one-time transaction and rationalization expenses incurred in the quarter.

Priority number two is to improve the underlying operating leverage of our business by implementing a common and scalable software platform across all geographies.

The central tenet of this initiative is the roll out of a global ERP system and, as I’m sure you can appreciate, our business combination with MiX significantly increases the scale of this endeavor and presented us with alternative pathways. Based on an initial review, we concluded that the most expeditious option to get the entire global business on single ERP instance is to standardize on MiX’s Dynamics 365 solution that is actively being rolled out.

A global ERP is of critical importance for both realizing millions of dollars in spend efficiencies and building out a rich set of SaaS metrics that provide proof points on the durability of revenue and operating leverage inherent in our business model. ERP is a major workstream for integration planning and execution and we will continue to provide regular insights and updates on future calls.

Now onto our financial performance for the quarter.

Starting with revenue where the underlying quality is radically improved versus the prior year. While Total revenue for the quarter ended September 30, 2023, of $34.2 million was in line with last year, approximately $2 million of low value product revenue has actively been shed from the business and replaced with high margin service revenue, up 4% on an absolute basis and over 11% on a constant currency basis. Additionally, our product sales are increasingly high-margin; differentiated; and centered on pulling through sticky SaaS revenue. Success here is evident in sequential performance where product margins increased from 22% to over 30%.

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Total gross profit margin for the quarter of 50% was in line with the prior year. Product gross margin of 33% benefited from $0.4M of out of period import duty recovery. On an adjusted basis product gross margin was 30%. Meanwhile Service gross margin of 61% was hindered by $0.4M in out of period infrastructure expense and $0.3M in Unity depreciation expense. Adjusting for these items, service gross margin was in line with the 64% posted in the prior year.

Onto operating expenses which increased by $2.0 million to $20.4 million compared to the same year-ago period with the current year impacted by one time deal and rationalization costs of $1.4 million.

Net loss attributable to common stockholders totaled $5.0 million, or $(0.14) per basic and diluted share and adjusted EBITDA was $2.0 million, three times higher than the prior quarter following cut to cover activities for Movingdots.

Our balance sheet remained strong at quarter-end, with $19.6 million in cash and cash equivalents and a working capital position of $34.5 million.

Looking to the future, we recognize that the macro environment poses certain challenges in specific markets and regions. Specifically, the ongoing conflict in Israel has, understandably, brought about temporary fluctuations in product demand and foreign currency challenges.

It is worthy to note that over 80% of our book of business in the Israel is recurring subscription revenue that is centered on transportation safety and security, an essential versus discretionary need.

Most importantly, I’m relieved to report that despite the horrific ongoing events and related strain to all those impacted, our Israeli team members are currently safe, and our facilities remain unaffected. While we continue to closely monitor the situation, this assurance of safety is paramount. We have also enacted our Business Continuity Plan to ensure we have redundant capabilities for the services our Israeli team provides to our global business particularly around Supply Chain and Distribution.

That concludes my remarks. Steve?

Steve Towe – CEO

Thanks, David.

Our Q3 financial results are a testament to the exceptional execution by our global team. These on-plan results are particularly impressive when you take into consideration they were achieved in the midst of an immense effort to sign our transformative business combination with MiX.

Moving back to the overall view of the business, we continue to gain strong traction. This is especially true as we witness the resounding success of Unity, our safety-driven industrial solutions, and our connected car offerings.

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In Q3 we are delighted to announce new logo wins in North America with the likes of Valvoline, Summit Construction and Development, Oi Glass, and CMC, and major account expansion projects with the likes of NACPC, Brinks, General Motors, Georgia Pacific and Femsa.

From a market development perspective, Safety remains at the heart of what we do. Here are some examples we achieved in Q3:

●	Powerfleet expanded its existing relationship with Mitsubishi Logisnext America (MLA), the fourth largest forklift manufacturer in the world. We signed a white-label agreement, creating a competitive advantage for MLA and an additional revenue stream for Powerfleet.

●	The U.S. Department of Transportation launched an initiative and subsequent campaign to reduce the rising number of serious injuries and deaths on America’s highways, roads, and streets. After an extensive review process, Powerfleet and our Unity platform was selected as a partner to join the U.S. Department of Transportation effort to improve road safety.

●	ABI Research, a leading analyst in the IoT industry released a competitive report that compared vendors of video safety solutions to provide a third party assessment and ranking. After a full assessment process - which included innovation criteria like solution options, user experience, and use cases - Powerfleet was named a Top Innovator, ranked in the top 5 in the world.

To close off our prepared remarks, I’ll now set expectations on what the combined Powerfleet and MiX team is committed to deliver over the coming quarters, in a similar fashion to the initial commitments I made for the business at the beginning of 2022.

Delivery will be across the following three vectors: Technology; Financial performance; and realizing Shareholder value.

Starting with Technology.

We will continue to strengthen and broaden the capabilities of Unity and demonstrate this is a true software platform capable of expanding wallet share with our existing customers as well as acting as a powerful magnet for new ones. Unity is on the path to become a platform and ecosystem that in the future will go well beyond traditional telematics. Scaling our device agnostic and data ingestion capabilities, harnessing our AI led insights for customers and providing flexibility on how they consume those insights, whether through our advanced applications or other integration points positions Unity as a true data highway and ecosystem hub for broader IoT use cases.

Looking at Financial Performance we expect to deliver accelerated revenue growth:

●	We expect to realize readily available revenue synergies from the MiX combination sourced from compelling cross sell and upsell opportunities through the combined complementary product portfolios. Powerfleet’s solutions will also benefit from the global reach of MiX’s 120 indirect channel partners.

●	Expect Unity to be an engine driving a steady quarterly climb of net dollar retention to best in class levels as:

○	the device agnostic capabilities of Unity expands the set of revenue generating subscribers well beyond those we directly supply;

○	our value-added modules and integration points provide significant headroom on the amount of revenue we can generate per subscriber; and

○	our solutions become increasingly sticky as the value of the data that we provide reaches well beyond the underlying asset owner in organizations.

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●	Expect rapidly expanding adjusted EBITDA. The opportunities coming out of the combination are both substantial and readily accessible and we expect adjusted EBITDA to more than double from a trailing twelve months starting point.

●	Expect best in class Rule of 40 financial performance within two years of close.

Now onto Shareholder Value Creation where we expect to take major strides in recalibrating the way Powerfleet is viewed and valued by the market. Areas of focus include:

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●	the MiX combination provides size and scale that will enable us to attract a much broader set of investors;

●	the steady release of Unity AIOT powered offerings will enable us to break away from the market’s traditional view of telematics providers;

●	the roll out our global ERP for the combined company will allow us to report an increasingly rich set of SaaS metrics which will provide clarity and transparency on the quality and durability of our recurring revenue book of business with a specific focus on net dollar retention; and finally

●	securing an enterprise value that is underpinned by a Rule of 40 revenue multiple.

We clearly now have a compelling short to mid-term value proposition to present to the markets and as a result we will be intensifying our Investor outreach.

This starts next week where the Joint Powerfleet and MiX team will attend the Roth investor conference in mid-town Manhattan on November 15th; we will host our joint investor day with MiX at The InterContinental New York Barclay Hotel in Mid-Town Manhattan at 2pm ET on November 16th; David will be joining the MiX team at the Raymond James TMT conference In New York on December 5th; and finally we plan to execute an investor roadshow early in the new year. We look forward to seeing as many of you as possible at these events.

I’ll now turn it back over to the operator for Q&A. Operator?